EXHIBIT 10.14.3

AMENDMENT NO. 3

TO AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF HCPI/TENNESSEE, LLC AND NEW MEMBER JOINDER AGREEMENT

THIS AMENDMENT NO. 3 TO AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF HCPI/TENNESSEE, LLC AND NEW MEMBER JOINDER AGREEMENT (this “Amendment”) is made effective as of the 19 day of October, 2005 (the “Effective Date”) by and among HEALTH CARE PROPERTY INVESTORS, INC., a Maryland corporation (the “Managing Member”), HCPI/TENNESSEE, LLC, a Delaware limited liability company (the “Company”) and A. Daniel Weyland, an individual (“New Member”).

RECITALS

A.            The Managing Member and each of the persons whose names are set forth on Exhibit A thereto entered into the Amended and Restated Limited Liability Company Agreement of HCPI/Tennessee, LLC effective as of October 2, 2003 (the “Original Agreement”), as amended by that certain Amendment No. 1 to Amended and Restated Limited Liability Company Agreement of HCPI/Tennessee, LLC dated September 29, 2004 (the “First Amendment”), and that certain Amendment No. 2 to Amended and Restated Limited Liability Company Agreement of HCPI/Tennessee, LLC dated October 27, 2004 (the “Second Amendment, and together with the Original Agreement and the First Amendment, the “Operating Agreement”), which provides that the Managing Member is the Managing Member of Company.  Capitalized terms used in this Amendment and not otherwise defined in this Amendment shall have the meanings given to such terms in the Operating Agreement.

B.            Managing Member, the Company, New Member and each entity identified as a “Contributing Transferor” on the signature page thereto (each, a “Contributor”) entered into that certain Contribution Agreement and Escrow Instructions dated as of October     , 2005 (collectively, the “Denver Contribution Agreement”), providing, among other things, for the contribution by each Contributor of its respective right, title and interest to the Company, and the acquisition by the Company of all right, title and interest of each such Contributor (the “Contributed Denver Property Interests”), in and to seven (7) medical office buildings in or around Denver, Colorado, as more particularly described therein (the “Denver Properties”).  The Company, HCA-HealthOne LLC, a Colorado limited liability company (“HealthOne”), and each entity identified as a “Seller” on the signature page thereto (each, a “Seller”) have also entered into that certain Purchase Agreement and Escrow Instructions dated of even date with the Denver Contribution Agreement (the “Purchase Agreement”), providing, among other things, for the purchase by the Company of all right, title and interest of each Seller, in and to such Denver Properties (the “Purchased Denver Property Interests”).

C.            Pursuant to the Contribution Agreement, New Member will receive Non-Managing Member Units in the Company, and desires to be admitted to the Company as an Additional Member and Non-Managing Member pursuant to the Operating Agreement, as hereby amended.

D.            In connection with the closing of the transactions contemplated by the Contribution Agreement and Purchase Agreement, Managing Member desires to amend the Operating Agreement, and the Company desires to admit New Member as an Additional Member and Non-Managing Member to the Company, but only upon the terms and conditions set forth herein.

E.             Pursuant to that certain Written Consent of the Members the Company effective as of September 30, 2005 (the “Denver Consent”), Managing Member has received the requisite consent of the current Non-Managing Members of the Company to the transactions contemplated by the Contribution Agreement and the Purchase Agreement, this Amendment and the admission of New Member as an Additional Member and Non-Managing Member in the Company.

AGREEMENT

NOW, THEREFORE, the Operating Agreement is hereby amended as of the Effective Date as follows:

1.             Admission of New Member.

(a)           The Company hereby admits New Member as an Additional Member and Non-Managing Member of the Company, and, in connection therewith, Exhibit A to the Operating Agreement is hereby amended to reflect the information on Exhibit A attached hereto, including the Capital Contributions of New Member for the number of Non-Managing Units reflected thereon and the Capital Contribution by the Managing Member for the number of Managing Member Units reflected thereon.

(b)           New Member hereby agrees to be bound by the Operating Agreement, as hereby amended, including, without limitation, Section 2.4 of the Original Agreement [Power of Attorney], as a Non-Managing Member of the Company.

(c)           New Member hereby represents and warrants to the Company, the Managing Member and each other Member that the representations and warranties set forth in Section 3.4 of the Original Agreement are true and correct as of the Effective Date hereof.

2.             Amendments to Operating Agreement.

(a)           Definitions.  The following definitions appearing in Article 1 of the Original Agreement are hereby amended or supplemented as follows:

(i)            Adjustment Factor.  As of the Effective Date, and after giving effect to the REIT Shares stock split in the form of a stock dividend to the holders of REIT Shares with a record date of February 4, 2004, and dividends issued to such holders on March 1, 2004, the Adjustment Factor is 2.0, subject to further adjustment pursuant to the definition thereof.

(ii)           Contribution Agreement.  With respect to the New Member, “Contribution Agreement” shall mean the Denver Contribution Agreement.

(iii)          Contribution Indemnity.  With respect to the New Member, “Contribution Indemnity” shall have no application with respect to the Denver Contribution Agreement.

(iv)          Initial Value.  With respect to the Contributed Denver Property Interests, the amount set forth with respect to the “Contributed Denver Property Interests” as set forth on Exhibit B to this Amendment.

(v)           Preferred Return Per Unit.  Notwithstanding anything to the contrary in the definition of “Preferred Return Per Unit”  with respect to the New Member and each Non-Managing Member Unit issued to New Member on the Effective Date, the increase in the Preferred Return Per Unit with respect to each such Non-Managing Member Unit on the first LLC Record Date following the Effective Date hereof shall be the product of (i) and (ii) of such definition multiplied by a fraction, the numerator of which shall be the number of days in the period commencing on the Effective Date hereof and ending on the first LLC Record Date following the Effective Date hereof, and the denominator of which shall be the number of days in the period commencing on August 9, 2005, and ending the first LLC Record Date following the Effective Date hereof.

(vi)          Real Properties.  “Real Properties” shall mean and include the Denver Properties and, where appropriate, ownership interests in the Subsidiaries holding the Denver Properties.

(vii)         Tax Protection Period.  With respect to the New Member, “Tax Protection Period” shall mean the period beginning on the Effective Date hereof and ending on the earlier of (i) the tenth (10th) anniversary of the Effective Date hereof or (ii) the Threshold Date with respect to the New Member.

(viii)        Threshold Date.  With respect to the New Member, “Threshold Date” means the date on which Eighty Percent (80%) of the LLC Units issued by the Company to the New Member on the Effective Date hereof have been disposed of pursuant to a Taxable Disposition or Series of Taxable Dispositions.  As used herein, “Taxable Disposition” means a transaction in which an LLC Unit has either (a) been disposed of to the extent such disposition is a taxable transaction (including, without limitation, a Redemption or exchange pursuant to Section 8.6.A of the Operating Agreement) or (b) received a “step-up” in tax basis to its fair market value at the time of such “step-up” (e.g., as a result of the death of a holder of LLC Units who is an individual).

(ix)           Transferred Properties.  With respect to the New Member, “Transferred Properties” shall mean the Contributed Denver Property Interests pursuant to the applicable Contribution Agreement.

(b)           Capital Contributions.  The Members acknowledge that the Capital Contributions of the New Member and the Managing Member pursuant to Section 4.2 of the Original Agreement and upon consummation of the transactions contemplated by the Denver Contribution Agreement and the Denver Purchase Agreement shall be as set forth on Exhibit A hereto and the same shall become part of Exhibit A to the Operating Agreement.

(c)           Distributions and Allocations.

(i)            The provisions of Section 12.2.C. of the Original Agreement shall apply with respect to the New Member.

(ii)           Notwithstanding anything to the contrary in Section 6.3.B of the Original Agreement, all excess non-recourse liabilities, as defined in Regulations Section 1.752-3(a)(3), attributable to the Existing Indebtedness (as defined below) shall be allocated as follows: (x) first to the New Member in an amount equal to the built-in gain that is allocable to the New Member on section 704(c) property (as defined in Regulations Section 1.704-3(a)(ii)) or property for which reverse section 704(c) allocations are applicable (as described in Regulations Section 1.704-3(a)(6)(i)) where such property is subject to the non-recourse liability to the extent that such built-in gain exceeds the gain described in Regulations Section 1.752-3(a)(2) with respect to such property; and (y) the balance, if any, in accordance with the New Member profit sharing ratio.

(d)           Restrictions on Managing Member’s Authority.

(i)            At all times during the Tax Protection Period applicable to the New Member, the Company shall not prepay (i.e., make payments in addition to scheduled interest and principal amortization), and shall not repay at maturity, the Debt set forth on Schedule 2(d) attached hereto (the “Existing Indebtedness”), unless all or a portion of the Existing Indebtedness is replaced or refinanced with other Debt. or other Debt is incurred,  satisfying the requirements set forth below (“Replacement Indebtedness”).  From and after or concurrent with the date the Company incurs Replacement Indebtedness, this Section 2(d) shall not restrict the Company’s ability to make payments with respect to the Existing Indebtedness, including, without limitation, repayment of all or any portion of the Existing Indebtedness at or prior to the stated maturity date thereof.  Any Replacement Indebtedness shall, during the Tax Protection Period:

(A)          be comprised of one or more loans in a total principal amount of $9m (the “Guaranteed Loan Amount”);

(B)           not require principal repayments during such period that would cause the principal balance of such Replacement Indebtedness to be less than the Guaranteed Loan Amount at any time during the Tax Protection Period applicable to the New Member or, alternatively, the Company shall finance any such shortfall with Replacement Indebtedness;

(C)           be full recourse to the Company;

(D)          be secured by Real Properties or any Successor Properties with a Loan-to-Value Ratio of not greater than Seventy Percent (70%) determined at the time such Replacement Indebtedness is incurred;

(E)           not result in the Equity Coverage of the Company being less than Twenty Million Dollars ($20,000,000.00) (the “Minimum

Equity”) determined at the time such Replacement Indebtedness is incurred;

(F)           allow the New Member to execute and deliver to the lender thereunder a Bottom Guarantee (as defined below) and require that such lender accept such Bottom Guarantee; and

(G)           be either (1) provided by a lender that does not have an interest in the Company and is not related to the Company in any manner (other than as a lender) within the meaning of Section 465(b)(3)(A) of the Code, or (2) of a nature and source such that it would not disqualify the guarantee of such indebtedness from preventing the recapture pursuant to Section 465(e) of the Code of losses claimed by the New Member prior to the Effective Date (with the Company permitted to assume for this purpose that a Bottom Guarantee is effective to make the guarantor “at risk” for purposes of Section 465 of the Code with respect to debt that otherwise satisfies the requirements of Section 465); and

(H)          either (1) not be subject to a guarantee, reimbursement or indemnity agreement provided by any Person other than the Company or the New Member that is executing a Bottom Guarantee pursuant to clause (ii) of this Section 2(d), and except for a customary non-recourse carve-out guarantee, environmental indemnity or similar guarantee or indemnity given by the Managing Member or its Affiliates, or (2) not have any Person who might be considered to “bear the economic risk of loss” or to be “at risk” with respect to such Replacement Indebtedness unless such Person is the Managing Member or one of its Affiliates and the New Member is permitted to enter into an indemnity agreement with such Person so as to cause the New Member to “bear the economic risk of loss”  or to be “at risk” with respect to such Debt vis-à-vis such Person, which indemnity shall be substantially in accordance with the terms and provisions of the Bottom Guarantee pursuant to clause (ii) of this Section 2(d).

The Managing Member shall provide the New Member written notice of its desire to incur Replacement Indebtedness, or to refinance or repay the Existing Indebtedness or any permitted Replacement Indebtedness with Replacement Indebtedness, not less than thirty (30) days prior to the incurrence by the Company of such Replacement Indebtedness.  In connection with the incurrence of any Replacement Indebtedness, the Managing Member shall also provide to the New Member (1) financial or other information concerning any Existing Indebtedness being refinanced and the terms of the Replacement Indebtedness to be incurred, in each case as reasonably requested by the New Member, and (2) a written statement that in the opinion of the Managing Member the requirements of clause (i) this Section 2(d) are satisfied with respect to the Replacement Indebtedness.

(ii)           During the Tax Protection Period applicable to the New Member, the New Member shall have the option from time to time to execute Bottom Guarantees for any Replacement Indebtedness in any amount (in the aggregate) up to the Guaranteed Loan Amount.  If the New Member elects to execute Bottom Guarantees (in the aggregate) for less than the Guaranteed Loan Amount, then upon written notice to the Company, the Managing Member and the lender under any Replacement Indebtedness, not more frequently than one time per year during the Tax Protection Period applicable to the New Member, the New Member may elect to increase the New Member’s Bottom Guarantees (in the aggregate) in any amount up to the Guaranteed Loan Amount.  As used herein, “Bottom Guarantee” means an agreement in substantially the form attached hereto as Exhibit C or in such other form as may be reasonably acceptable to the lender and the New Member and providing substantively the same benefits to the New Member as the form attached hereto as Exhibit C.  The New Member shall deliver to the Company a copy of any Bottom Guarantee (including any amendment or modification thereof) promptly upon execution and delivery of the same to the lender under any Replacement Indebtedness.

(iii)          If the Company incurs Replacement Indebtedness pursuant to clause (i) of this Section 2(d) and the New Member exercises its option to deliver one or more Bottom Guarantees pursuant to clause (ii) of this Section 2(d) for any amount up to the Guaranteed Loan Amount with respect to such Replacement Indebtedness, then during the Tax Protection Period the Company shall not:

(A)          sell, exchange or further encumber or otherwise dispose of any Real Properties or Successor Properties securing the any such Replacement Indebtedness therefore (herein, a “Collateral Change Transaction”), if immediately following such Collateral Change Transaction the Loan-to-Value Ratio is greater than Seventy Percent (70%); provided, however, that nothing contained herein shall prohibit the Company upon the closing of any such Collateral Change Transaction from providing additional collateral of the Company so that the Loan-to-Value Ratio as of the date thereof is not greater than Seventy Percent (70%); or

(B)           engage in any sale, financing, exchange or similar transaction involving any of the Properties (herein, a “Capital Transaction”) if immediately following such Capital Transaction the Equity Coverage is less than the Minimum Equity.

The Managing Member shall give the New Member written notice of any proposed Collateral Change Transaction and/or any proposed Capital Transaction not less than forty-five (45) days prior to the closing thereof, together with such financial or other information concerning such transaction as the New Member shall reasonably request, and a written statement that in the opinion of the Managing Member (1) in connection with any Collateral Change Transaction, the Loan-to-Value Ratio immediately following such Collateral Change Transaction shall not be greater than Seventy Percent (70%), and (2) in connection with any Capital Transaction, the Company’s Equity Coverage immediately following such Capital Transaction shall not be less than the Minimum Equity.  If the New Member reasonably disagrees with the Managing Member’s opinion of such Equity Coverage, the New Member shall notify the Company and the Managing Member thereof within ten (10) days after the New Member’s receipt of such notice and opinion, and for a period of ten (10) days thereafter the parties shall in good faith attempt to agree upon the same.  If the parties are unable to so agree, then either the New Member or the Managing Member may at anytime thereafter submit the matter to binding appraisal as provided in clause (iv) of this Section 2(d).

If (x) the Managing Member notifies the New Member that the Loan-to-Value immediately following any Collateral Change Transaction shall be greater than Seventy Percent (70%), or (y) the Managing Member notifies the New Member that the Equity Coverage immediately following a Capital Transaction shall be less than the Minimum Equity or the same is determined by the agreement of the parties or pursuant to the appraisal procedures specified in clause (iv) of this Section 2(d), then in the event of either (x) or (y), New Member may at anytime thereafter give the Company and the Managing Member sixty (60) days written notice of its intent to cancel and terminate its Bottom Guarantee.  If the Company fails within such sixty (60) day period to (aa) in the case of a Collateral Change Transaction, reduce the Loan-to-Value Ratio to Seventy Percent (70%) or less or (bb) in the case of a Capital Transaction, achieve an Equity Coverage not less than the Minimum Equity, then the New Member shall be entitled to cancel and terminate the Bottom Guarantee by a second written notice to the Managing Member and the Company at anytime after such sixty (60) day period and prior to the Company’s satisfaction of the requirements in either subclause (aa) or subclause (bb), as applicable.   If the New Member is entitled to and so cancels and terminates such Bottom Guarantee pursuant to the provisions of this clause (iii), the effective date of cancellation and termination thereof shall be referred to herein, as a “Company Caused Bottom Guarantee Termination.”

(iv)          If it becomes necessary to determine the Equity Coverage by binding appraisal as a result of a Capital Transaction as provided in clause (iii) of this Section 2(d), the same shall be determined by an independent appraisal firm, in which one or more of the members, officers or principals of such firm are Members of the Appraisal Institute (or any successor organization thereto), as may be reasonably selected by the Managing Member (the “Appraiser”).  In such event, the Managing Member shall cause such Appraiser to determine the Equity Coverage as of the relevant date and the determination of such Appraiser shall be final and binding upon the parties.  A written report of such Appraiser shall be delivered and addressed to each of the Company, the Managing Member and the New Member.  This provision for determination by appraisal shall be specifically enforceable to the extent such remedy is available under applicable law, and any determination hereunder shall be final and binding upon the parties.  The Managing Member and the New Member shall each pay one-half of the fees and expenses of the Appraiser and one-half of all other costs and expenses incurred in connection with such appraisal.

(v)           Notwithstanding anything to the contrary in the Operating Agreement, as hereby amended, in addition to the provisions of Sections 7.3.E. and 7.3.F. of the Original Agreement, each of the following shall be deemed for all purposes of the Operating Agreement as a “Triggering Event” with respect to the New Member (but not with respect to any other Non-Managing Member) and entitle the New Member to receive a “Make Whole

Payment” pursuant and subject to the provisions of Sections 7.3.G. and 7.3.H. of the Original Agreement, unless the New Member consents to the following in writing, which consent shall expressly state that the right to the Make Whole Payment is being waived:

(A)          the failure of the Company at anytime during the Tax Protection Period applicable to the New Member to keep in place the Existing Indebtedness or any permitted Replacement Indebtedness therefore;

(B)           a Company Caused Bottom Guarantee Termination; provided, however, that any other cancellation or termination of a Bottom Guarantee by the New Member, the failure of any Bottom Guarantee to achieve the New Member’s objectives, and/or the failure of the New Member to avail itself of the opportunity to execute and deliver a Bottom Guarantee as provided herein shall not be deemed a “Triggering Event” with respect to the New Member;

(C)           prior to the payment in full of any Existing Indebtedness, any change in the allocation of excess non-recourse liabilities, with respect to such Existing Indebtedness, from the allocation provided in clause (ii) of Section 2(c) hereof; or

(D)          the failure of the Company at any time during the Tax Protection Period to hold the ownership interests in the Denver Properties (or any Successor Properties) either directly or through Subsidiaries whose separate existence from the Company is disregarded for federal income tax purposes.

(vi)          As used in this Amendment, “Loan-to-Value Ratio” shall mean the ratio, as of the date of any incurrence of Replacement Indebtedness (or any refinance of Replacement Indebtedness with other Replacement Indebtedness) or any Collateral Change Transaction in accordance with the provisions of this Section 2(d), in which the numerator is equal to the outstanding principal balance of all Debt, including any Replacement Indebtedness, secured by the Real Properties (or any Successor Properties) serving as collateral for the Replacement Indebtedness and the denominator is equal to the fair market value of such Real Properties (or any Successor Properties), as reasonably and in good faith determined by the Managing Member.

(e)           Redemption Rights.  With respect to the New Member and the Non-Managing Member Units issued to the New Member on the Effective Date hereof, the Redemption Right provided for in Section 8.6 of the Original Agreement shall not be exercisable until the first anniversary of the Effective Date hereof and the phrase “ending on the ninth anniversary of the Effective Date” as provided therein shall have no application with respect to the New Member or its Non-Managing Member Units.

3.             The provisions of this Amendment relating to the New Member (including, without limitation, Sections 2(c) and (d) hereof) shall not be amended or modified without the written consent of the New Member.

4.             Except as expressly amended hereby, the Operating Agreement remains in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first written above.

MANAGING MEMBER:	HEALTH CARE PROPERTY INVESTORS, INC., a Maryland corporation

	By:	/s/ Talya Nevo-Hacohen
	Name:	Talya Nevo-Hacohen
	Title:	Senior Vive President

NEW MEMBER:	/s/ A. Daniel Weyland
A. Daniel Weyland

EXHIBIT A

NEW CAPITAL CONTRIBUTIONS

Non-Managing Members

Non-Managing Member Name and Address	New Capital Contribution	Number of Non-Managing Member Units
A. Daniel Weyland 601 East Hampden Avenue Suite 590 Englewood, Colorado 80113	$10,983,403.62	214,872.13

Managing Member

Managing Member Name and Address	Capital Contribution	Gross Asset Value of Capital Contribution	Number of Managing Member Units
Health Care Property Investors, Inc. 3760 Kilroy Airport Way Suite 300 Long Beach, California 90806 Attention: Edward J. Henning, Esq. Telephone No.: (562) 733-5100 Facsimile No.: (562) 733-5200	New Cash Contribution	$15,297,220.28	299,264.81

EXHIBIT B

INITIAL VALUES OF CONTRIBUTED
DENVER PROPERTY INTERESTS

Real Property	Initial Value	Type of Transfer
601 East Hampden Avenue Englewood, Colorado	$1,325,722.03	Equity – 50% undivided tenant-in-common interest

701 East Hampden Avenue Englewood, Colorado	$1,821,625.27	Equity – 50% undivided tenant-in-common interest

799 East Hampden Avenue Englewood, Colorado	$1,845,772.27	Equity – 50% undivided tenant-in-common interest

499 East Hampden Avenue Englewood, Colorado	$1,891,789.61	Equity – 50% undivided tenant-in-common interest

6169 South Balsam Way Littleton, Colorado	$1,257,419.80	Equity – 53.25% undivided tenant-in-common interest

6179 South Balsam Way Littleton, Colorado	$2,725,082.32	Equity – Fee Title

26659 Pleasant Park Road Conifer, Colorado	$115,992.32	Equity – 50% undivided tenant-in-common interest

EXHIBIT C

FORM OF BOTTOM DOLLAR GUARANTEE

Schedule 2(d)

EXISTING INDEBTEDNESS

Property	Existing Indebtedness
601 East Hampden Avenue Englewood, Colorado	Loan made by Heller Financial, Inc. in the original principal sum of $6,640,000.00, which loan is secured by a lien on the Property.

799 East Hampden Avenue Englewood, Colorado	Loan made by Allstate Life Insurance Company in the original principal sum of $6,350,000.00, which loan is secured by a lien on the Property.

499 East Hampden Avenue Englewood, Colorado	Loan made by Allstate Life Insurance Company in the original principal sum of $6,000,000.00, which loan is secured by a lien on the Property.

6169 South Balsam Way Littleton, Colorado	Loan made by Ameriprise Certificate Company in the original principal sum of $3,300,000.00, which loan is secured by a lien on the Property.

6179 South Balsam Way Littleton, Colorado	Loan made by Ameriprise Certificate Company in the original principal sum of $3,700,000.00, which loan is secured by a lien on the Property.

26659 Pleasant Park Road Conifer, Colorado	Loan made by Ameriprise Certificate Company in the original principal sum of $1,050,000.00, which loan is secured by a lien on the Property.